EXHIBIT 99.2

Wednesday, September 4, 2024

Dear Shareholders,

In our second quarter of fiscal 2025, Yext delivered revenue of $97.9 million, Adjusted EBITDA of $9.8 million and non-GAAP EPS of $0.05. We continued to execute against our strategic initiatives and strengthen the company for the long term. While macro challenges in the buying environment persisted, we made solid progress during the quarter in streamlining the company and improving our margins. Looking ahead, we expect to accelerate our profitability and continue to focus on a return to growth. We are pleased with the execution in Q2. Some highlights include:

For the first time in a year, Direct ARR grew sequentially in the second quarter. It is a testament to the hard work of our team that this metric is stabilizing during a period where budget pressures on renewals have remained challenging and new deals continue to be very difficult. We continue to take a long-term view on customer satisfaction, bundling and packaging and working with our customers to create enduring success - even when it means restructuring contracts at renewal.

We delivered margin improvement and profitability that exceeded our expectations by continuing our disciplined and focused approach to running the business. Our decision to focus on efficiency resulted in lower overhead costs, as we continued to drive productivity across our sales and marketing organizations. We incurred approximately $5 million of costs in the second quarter related to our restructuring actions, and in doing so, we believe we have created a more agile and flexible team. The result is evident in our non-GAAP net income per share and Adjusted EBITDA metrics, both of which were ahead of our guidance, largely due to continued cost and resource optimization. In the second half of the year, we expect to produce meaningful Adjusted EBITDA improvement from our ARR stabilization, disciplined expense management, resource allocation, and sales productivity.

We also completed the work necessary to close our acquisition of Hearsay Systems on August 1, and our consolidated third quarter results will reflect a full quarter’s financial contribution from Hearsay. We are executing on our integration plans and are excited to deliver a broader solutions portfolio to our expanded customer base. As we discussed in June, we expect Hearsay to be accretive to our ARR growth rate in fiscal 2025.

Hearsay Systems Integration
It’s been a little over a month since we closed the Hearsay Systems acquisition, and I am more confident than ever in the strategic and financial rationale of the combination. We believe Hearsay's digital client engagement platform for financial services is a perfect complement to Yext's digital presence platform. Yext is already moving fast to bring innovation in social media tools, and we believe this acquisition will enable us to move even faster. Hearsay Systems has a sizable customer base consisting of some of the world’s leading financial firms who rely on its compliance-driven platform to scale their reach, optimize customer engagements, and grow their business. Furthermore, we believe there is a revenue synergy opportunity through cross-selling our combined solutions to companies that were historically Yext- or Hearsay-only customers.

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Customer feedback has been extremely positive across several dimensions, particularly our increased commitment to financial services clients. Businesses are increasingly looking to enable their local agents to engage 1-on-1 with customers through social media in a brand and regulatory-compliant manner - particularly with increased regulator scrutiny and actions on non-compliant communications. Vendor consolidation also remains top of mind for our customers in the current economic environment, and the transaction helps our joint customers address this key priority. Yext is now the only company with a unified, enterprise-class offering across digital presence, social media management, and compliant communications.

From a product perspective, our vision of delivering the industry’s first end-to-end digital presence platform is resonating across our combined customer base. In addition to the integration of Hearsay's social and one-to-one compliant communications services, our Product strategy and roadmap prioritizes the development of additional social features that extend beyond the financial services vertical. Our goal is to enable all Yext customers to consolidate their local social media management tools on the Yext platform. We have current social posting capabilities in our Listings solution today, and we anticipate more advanced capabilities to reach general availability in the coming days. Our customers have said they need specific features to manage local social content across thousands of locations, and some customers want to give that functionality to local teams, managers, and franchisees. We expect other features and differentiated reporting and analytics will be rolled out over the next few months. Reseller go-to-market motions to train our partners on our Social offering will launch this fall as well.

Generative AI
In a generative AI world, it will be essential for an enterprise to manage its core presence information, and deliver a customer experience on 1st party (web, mobile, social, communications) and 3rd party (directories, search and AI experiences) channels. AI promises to create new players in Search, Assistants, and any digital experience where questions are being asked. We are seeing new consumer experiences constantly—such as OpenAI's ChatGPT and SearchGPT, Apple's partnership with OpenAI, Perplexity, Bing's Copilot, xAI's Grok, Google's Gemini and AI Overviews, Meta's release of Llama—and we expect to continue to see disruption and fragmentation in this space.

All of these AI systems, whether search or conversational, will require additional structured knowledge, and this is authoritative data that we have been entrusted to store for our customers for many years. The need for this capability will only increase with the proliferation of AI: conversational engagement needs structured knowledge that is compliant and available in real time. As people use more AI tools, that knowledge management will expand exponentially.

As the consumer experience fragments, and players large and small compete for conversational engagement, the value of the Yext platform only increases. The following are a few examples of elements enterprises need in order to compete in a fragmenting consumer experience:

–A data management platform that pulls authoritative business information from across the enterprise and structures it for distribution to an ever expanding number of 3rd party experiences.
–A set of workflows that enables enterprise marketing teams to seamlessly manage authoritative data, web publishing, social media, and text communications from a single interface.
–Analytics and AI recommendations to increase the value of digital presence activities.

Each of the above is part of a flywheel of value creation in a generative AI world. We firmly believe the Yext platform will be one of the essential ways our customers deliver AI innovation to their internal teams, local agents, advisors, franchisees, managers and other localized constituents.

We've been on record that expectations of a wave of AI led software bookings have been overdone. This wave IS coming, but it will take longer than expected. We have seen this with every major technological sea change of the last three decades, including internet, mobile, and social. History tells us that markets over-estimate the impact of transformational technology in the short term, and underestimate that impact in the long term. We are confident this

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is the case again, which is why we will continue to take a patient, customer centric approach to AI innovation in the expanding Yext platform.

Our team is also finding that our Generative AI products are often game changers for competitive displacement and strategic renewals. Listings Recommendations and Generative Review Response features drive interest across all of our customers and partners. Usage and adoption trends likewise have been encouraging, with high adoption for these features across multiple verticals, notably CPG, hospitality, and food services. Beyond these foundational applications, we are leveraging the combined strengths of AI, Machine Learning, and our proprietary Knowledge Graph to deliver advanced insights and recommendations. This approach allows us to help our customers optimize their marketing strategies and maintain a competitive edge in a rapidly evolving digital landscape.

Customer Success
Our pipeline creation continues to be robust, particularly now that we have compelling Social, generative AI, and compliant communications offerings through the Yext platform. Sales cycles remain elongated, however, and deals continue to be pushed out beyond their expected close periods as Enterprise IT buyers remain cautious in their spending. What is resonating with these buyers is the breadth of our platform and the prospect of vendor consolidation, coupled with our focus on customer success and improving value drivers like support and services. We have numerous opportunities to grow and deepen our customer relationships.

Several notable customer wins underscore this. The healthcare vertical was a standout, with several new logo wins and upsells during the second quarter. We entered into a new relationship with one of the nation's leading academic health systems. Known for its clinical innovation across inpatient services, specialty health services, and health plan programs, the customer ran an extensive 15-month evaluation process. After reviewing benchmark data for Listings and demonstrating our focus on security, information accuracy and performance consistency, Yext was awarded the enterprise's Listings business.

Another notable win in the vertical was with a sizeable not-for-profit healthcare system. With its network of more than 2,000 physicians and hundreds of medical centers, facilities and clinics, the company already had a listings provider, but was open to consolidating a number of services–including Review monitoring and Review response–to a single vendor. Compelled by our platform's ability to increase their listings performance and improve the accuracy of their information integrity across their thousands of web pages, Yext was selected over incumbent providers.

In addition to healthcare, we had a new logo win with one of the world's largest retail gaming and trade-in destinations, an upsell with one of the world's leading child- and elder-care providers, and an expansion deal with one of the largest retail and supermarket chains in the U.S. The latter was using Yext Listings across a subset of its supermarkets and multi-department stores. During their review of our performance over the past year, the customer determined that locations powered with Listings vastly outperformed non-Yext locations. We were able to demonstrate the increase in discoverability through Yext and were selected as their Listings provider across their sizeable U.S. network.

Across several of our top verticals, we landed new logos with enterprise customers ranging from restaurant chains to retailers to technology companies. In the last 12 months, an increasing number of boomerang customers have come back to Yext, nine of which returned to Yext in the second quarter. These successes are a validation of our platform's ability to deliver the most valuable and comprehensive digital presence solutions, while our expansion with existing customers is proof that our approach to customer success and value creation is key to earning customer loyalty.

Q2 Financial Overview and Near-Term Outlook
Turning to our fiscal second quarter results, we were pleased to return to sequential Direct ARR growth despite a persistently challenging macro environment. Encouragingly, we saw modest improvement in our retention during the quarter, and our gross retention rate remains in the mid-80's, consistent with the past several quarters. Excluding the large customer churn that we experienced at the end of last year, this number would be in the high 80's. We are

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seeing improving logo retention and new customer acquisition efficiency, particularly from our largest customers. There is less upsell opportunity in the current environment, and we are working with our customers to help them find ways to save on their marketing budgets, which remain under pressure. We believe there’s an opportunity to continue to improve our retention over time as we execute on our product roadmap and deliver more value to our customers through Yext Social, Hearsay's products, and the entirety of our end-to-end digital presence platform.

While committed Reseller ARR declined roughly $2.1 million in Q2, we note that there is a shift happening in this business. Pricing in our Reseller channel differs from pricing in direct deals. Because our partners have less visibility into their required volumes over time, most of our Reseller deals involved some level of committed consumption (which we report as Reseller ARR) and a structure for usage-based growth beyond that commitment. We see a lot of opportunity to strengthen and expand our Reseller business by focusing on more usage-driven elements. This shift pressures committed Reseller ARR, as a higher percentage of a deal's expected value is uncommitted and therefore not included in ARR. While this impacted total ARR, the revenue contribution from Reseller was stable relative to Q1.

I'd like to take a moment and specifically address questions on the macro environment. There is a lot to consider, and predicting how enterprises will manage their IT spending has proven to be be a challenge across the software sector. We see many drivers of uncertainty today. The interest rate environment, a looming election, geopolitical risks, questions of a consumer recession. Our customers continue to be cost conscious and conversations with C-level customers and prospects indicate that the cautiousness we have seen will likely continue until there is more clarity on the risks outlined above. Our current outlook anticipates stable to modestly growing ARR this year in spite of the headwinds discussed above. The market remains unpredictable and will update our outlook as things evolve.

Strategic and Financial Framework
Our work is to continue to create value for our customers and partners, our shareholders and our global team at Yext. We have made tremendous strides in our profitability, stabilizing our ARR growth trends, and focusing on product innovation. While headwinds persist, we stand to benefit in an environment of consolidation and our platform of increasing breadth and capability is an advantage. We will continue to take a conservative view in the short term and focus on creating long-term value through efficient growth.

We have a very specific roadmap for creating value. First, we will continue to focus on generating Adjusted EBITDA and cash flow. Next, we will carefully consider the best uses and investments for our cash flow in the following ways:

1.We plan to invest prudently in organic growth initiatives, such as R&D and sales and marketing anytime it becomes clear that these investments will translate into additional growth. We are already doing this with our focus on best-in-class local social innovation, as well as enhancements of our entire product portfolio and Hearsay offerings. Not all of these investments are incremental, and we are constantly re-prioritizing our work based on market feedback and opportunity.
2.We will also carefully consider additional strategic M&A opportunities to broaden our platform and leverage our scaled go-to-market and customer care organization, but we will be very disciplined in our approach. The private markets remain very challenging, and we think a patient, focused approach makes sense.
3.We will be in an optimal position to take advantage of market dislocation and reduce dilution to our shareholders through incremental share repurchases, as we did in the second quarter by resuming our share buyback. We believe our stock represents a compelling investment at current prices.

On the expense side, we remain committed to driving ongoing productivity improvements across the organization. As a result, we expect to deliver further Adjusted EBITDA margin expansion during the second half of fiscal 2025. Our goal is to exit fiscal 2025 with a consolidated Adjusted EBITDA margin in the low-20s, and we expect this to continue to increase in FY26, which is an achievement we are proud of given our profitability profile only a couple

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of years ago. During the second quarter, we incurred approximately $5 million of costs related to our restructuring activities. Inclusive of these costs, and combined with Hearsay's operations, we expect to generate full-year Adjusted EBITDA in the range of $66 to $67 million.

Conclusion
With our increased product capabilities and business efficiencies, I am confident that we will be able to deliver meaningful impact for our customers. We continue to be focused on top-line growth without impeding our progress toward becoming a Rule of 40 company, and our Adjusted EBITDA margin expansion is evidence of our commitment. We have made significant strides in the multi-year transformation of the company into a highly productive organization. As always, I'd like to close by acknowledging the hard work and commitment of our global team, and the progress they are driving in a challenging operating environment.

Thank you,

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
Second Quarter Fiscal 2025 Results
Revenue of $97.9 million, compared to $102.6 million reported in the second quarter fiscal 2024, a decrease of 5% on an as reported and constant currency basis. Included in our Q2 revenue was three months' impact of a large customer churn which occurred during the fourth quarter fiscal 2024.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $75.6 million, a decrease of 6%, compared to $80.2 million reported in the second quarter fiscal 2024. Gross margin of 77.2%, compared to 78.2% in the second quarter fiscal 2024.
•Non-GAAP Gross profit was $76.3 million, a decrease of 6%, compared to $81.0 million in the second quarter fiscal 2024. Non-GAAP Gross margin of 77.9%, compared to 78.9% in the second quarter fiscal 2024.
Net Loss and Non-GAAP Net Income:
•Net loss of $4.1 million, compared to $3.4 million in the second quarter fiscal 2024.
•Non-GAAP net income of $6.8 million, compared to $8.1 million in the second quarter fiscal 2024.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $83.2 million, or 85% of revenue, compared to $84.4 million, or 82% of revenue reported in the second quarter fiscal 2024. Sales and marketing costs were 43% of revenue compared to 46% of revenue reported in the second quarter fiscal 2024.
•Non-GAAP Operating expenses were $69.4 million, or 71% of revenue, compared to $73.6 million, or 72% of revenue reported in the second quarter fiscal 2024. Sales and marketing costs were 40% of revenue compared to 42% of revenue reported in the second quarter fiscal 2024.
Net Loss Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net loss per share attributable to common stockholders, basic and diluted, was $0.03 based on 126.5 million weighted average basic and diluted shares outstanding. This compares to net loss per share, basic and diluted, of $0.03 based on 124.4 million weighted average basic and diluted shares outstanding in the second quarter fiscal 2024.
•Non-GAAP EPS attributable to common stockholders, basic and diluted, was $0.05 based on 126.5 million weighted average basic shares outstanding and 127.4 million weighted average diluted shares outstanding, respectively. This compares to Non-GAAP EPS, basic of $0.07 based on 124.4 million weighted average basic shares outstanding and Non-GAAP EPS, diluted of $0.06 based on 129.1 million weighted average diluted shares outstanding, in the second quarter fiscal 2024.
Adjusted EBITDA was $9.8 million, compared to $11.8 million in the second quarter fiscal 2024.
Annual Recurring Revenue ("ARR") was $381.8 million as of July 31, 2024, a decrease of 4% year-over-year, compared to $397.7 million as of July 31, 2023. ARR was negatively impacted by approximately $10.8 million, attributable to a large customer churn which occurred during the three month period ended January 31, 2024, and as of July 31, 2024, ARR included an approximate $1.3 million negative impact from foreign currency exchange rates, on a constant currency basis.
•Direct customers represented 82% of total ARR, totaling $313.4 million, a decrease of 4% on both an as-reported basis and constant currency basis.
•Third-party Reseller customers represented 18% of total ARR, totaling $68.4 million, a decrease of 3% on both an as-reported and a constant currency basis.
Dollar-Based Net Retention Rate ("NRR") for Total customers was 91%. NRR for our Direct customers was 91% and for our Third-party Reseller customers, NRR was 94%.

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Remaining Performance Obligations ("RPO") were $396.5 million as of July 31, 2024. RPO expected to be recognized over the next 24 months of $349.4 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash and cash equivalents were $234.8 million as of July 31, 2024, compared to $200.5 million as of July 31, 2023.
Unearned revenue was $156.2 million as of July 31, 2024, compared to $169.5 million as of July 31, 2023.
Share Repurchase Program: Resumed repurchases at the end of second quarter fiscal 2025, with repurchases totaling $0.2 million. As of July 31, 2024, approximately $49.8 million remained available for future purchases.
Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this letter.
Financial Outlook
We are introducing the following guidance for our third fiscal quarter ending October 31, 2024 and fiscal year ending January 31, 2025. These expectations factor in financial assumptions regarding the integration of Hearsay Systems.
Third Quarter Fiscal 2025 Outlook:
•Revenue is projected to be in the range of $113.0 to $113.5 million;
•Adjusted EBITDA is projected to be in the range of $21.5 million to $22.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.11 to $0.12, which includes an assumed Non-GAAP tax rate of 25% and assumes 128.4 million weighted-average basic shares outstanding.

Full Year Fiscal 2025 Outlook:
•Revenue is projected to be in the range of $420.0 million to $421.0 million;
•Adjusted EBITDA is projected to be in the range of $66.0 million to $67.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.35 to $0.36, which includes an assumed Non-GAAP tax rate of 25% and assumes 127.4 million weighted-average basic shares outstanding.

Conference Call Information
Yext will host a conference call today at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) to discuss its financial results with the investment community. A live webcast of the call will be available on the Yext Investor Relations website at http://investors.yext.com. To participate in the live call by phone, the dial-in is available domestically at (877) 883-0383 and internationally at (412) 902-6506, passcode 4416497.

A replay will be available domestically at (877) 344-7529 or internationally at (412) 317-0088, passcode 9107262, until midnight (ET) September 11, 2024.

Statement Regarding Forward-Looking Information
This letter and the related earnings release and conference call include forward-looking statements including, but not limited to, statements regarding our revenue, non-GAAP net income (loss), shares outstanding and Adjusted EBITDA for our third quarter and full year fiscal 2025 and general expectations beyond that fiscal year; statements regarding the expected effects of our acquisition and integration of Hearsay Social, Inc. ("Hearsay"); statements regarding our expectations regarding the growth of our company, our market opportunity, product roadmap, sales efficiency efforts, cost saving actions, and our industry as well as the same for our acquisition and integration of Hearsay; and the expected effects of our acquisition of Hearsay. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," or the negative of these terms or other

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comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this letter and discussed on the call primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; our ability to integrate Hearsay's business with ours; our ability to retain personnel necessary for the success of our acquisition and integration of Hearsay; the quality of our sales pipeline and our ability to convert leads; our ability to expand and scale our sales force; our ability to expand our service and application provider network; our ability to develop new product and platform offerings to expand our market opportunity, our ability to release new products and updates that are adopted by our customers; our ability to manage our growth effectively; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; the number of options exercised by our employees and former employees; and the accuracy of the assumptions and estimates underlying our financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this letter. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov.
The forward-looking statements made in this letter relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this letter and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses, acquisition-related costs, and amortization of acquired intangibles. Acquisition-related costs include transaction costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income (loss) per

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share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of the company’s employee equity incentive awards.
In addition, beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, and amortization of acquired intangibles. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation and certain acquisition-related costs, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) benefit from (provision for) income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, and (6) acquisition-related costs. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
Beginning with the three months ended July 31, 2024, we revised our definitions of Non-GAAP net income (loss) and Adjusted EBITDA to adjust for the effects of certain acquisition-related costs prompted by our recent acquisition of Hearsay. We believe these changes provide investors with a view of continuing core operations without the effects of unusual activity specific to acquisition-related accounting. These adjustments do not omit or adjust for the inclusion of ongoing operations of acquisitions.
We have recast our results on the same basis for the prior comparative periods presented, although the effects in those periods remain unchanged, as no such acquisition-related activity had occurred.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.

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These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation and certain acquisition-related costs. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation, certain acquisition-related costs, and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants, and certain purchase accounting adjustments including subsequent measurements, among others, and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
We have not reconciled our forward-looking Adjusted EBITDA to its most directly comparable GAAP financial measure of net income (loss). Information on which this reconciliation would be based on is not available without unreasonable efforts due to the uncertainty and inherent difficulty of predicting within a reasonable range, the timing, occurrence and financial impact of when such items may be recognized. In particular, Adjusted EBITDA excludes certain items including interest income (expense), net, provision for income taxes, depreciation and amortization, other income (expense), net, stock-based compensation expense, and acquisition-related costs.

Operating Metrics
This letter and the related conference call also include certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
Customer count is defined as the total number of customers with contracts executed as of the last day of the reporting period and a unique administrative account identifier on our platform. Generally, we assign unique administrative accounts to each separate and distinct entity (such as a company or government institution) or a business unit of a large corporation, that has its own separate contract with us to access our platform. We believe that customer count provides insight into our ability to grow our enterprise and mid-size customer base. As such, customer count excludes third-party reseller customers and small business customers as well as customers only receiving free trials. From time to time, some customers previously characterized as small business customers may transition to mid-size customers, and customer count includes these changes resulting from any recharacterization.
Annual recurring revenue, or ARR, for Direct customers is defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. Contracts include portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers is defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. The calculation includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
Total ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.

EXHIBIT 99.2
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. The cohorts of customers that we present dollar-based net retention rate for include direct, third-party reseller, and total customers. Direct customers include enterprise, mid-size and small business customers.
We also reference dollar-based gross retention rate, which is a metric we use to assess our ability to retain our customers. We calculate dollar-based gross retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based gross retention rate.
For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	July 31, 2024	January 31, 2024
Assets
Current assets:
Cash and cash equivalents	$234,823	$210,184
Accounts receivable, net of allowances of $926 and $1,013, respectively	45,870	108,198
Prepaid expenses and other current assets	18,312	14,849
Costs to obtain revenue contracts, current	23,048	26,680
Total current assets	322,053	359,911
Property and equipment, net	44,037	48,542
Operating lease right-of-use assets	71,872	75,989
Costs to obtain revenue contracts, non-current	12,793	16,710
Goodwill	4,478	4,478
Intangible assets, net	156	168
Other long term assets	2,815	3,012
Total assets	$458,204	$508,810
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$33,740	$38,766
Unearned revenue, current	156,194	212,210
Operating lease liabilities, current	17,574	16,798
Total current liabilities	207,508	267,774
Operating lease liabilities, non-current	83,201	89,562
Other long term liabilities	4,692	4,300
Total liabilities	295,401	361,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at July 31, 2024 and January 31, 2024; zero shares issued and outstanding at July 31, 2024 and January 31, 2024	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at July 31, 2024 and January 31, 2024; 150,518,464 and 148,197,347 shares issued at July 31, 2024 and January 31, 2024, respectively; 127,144,940 and 124,867,093 shares outstanding at July 31, 2024 and January 31, 2024, respectively	150	148
Additional paid-in capital	966,550	942,622
Accumulated other comprehensive loss	(4,359)	(4,183)
Accumulated deficit	(687,046)	(679,172)
Treasury stock, at cost	(112,492)	(112,241)
Total stockholders’ equity	162,803	147,174
Total liabilities and stockholders’ equity	$458,204	$508,810

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2024	2023	2024	2023
Revenue	$97,887	$102,598	$193,877	$202,051
Cost of revenue	22,293	22,393	43,839	43,743
Gross profit	75,594	80,205	150,038	158,308
Operating expenses:
Sales and marketing	41,957	47,591	85,211	91,587
Research and development	18,580	18,890	35,639	35,643
General and administrative	22,623	17,955	42,180	36,541
Total operating expenses	83,160	84,436	163,030	163,771
Loss from operations	(7,566)	(4,231)	(12,992)	(5,463)
Interest income	2,395	1,840	4,755	3,374
Interest expense	(124)	(88)	(516)	(161)
Other expense, net	(204)	(297)	(342)	(617)
Loss from operations before income taxes	(5,499)	(2,776)	(9,095)	(2,867)
Benefit from (provision for) income taxes	1,442	(661)	1,221	(982)
Net loss	$(4,057)	$(3,437)	$(7,874)	$(3,849)

Net loss per share attributable to common stockholders, basic and diluted	$(0.03)	$(0.03)	$(0.06)	$(0.03)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	126,535,481	124,358,526	125,967,631	123,821,653

Other comprehensive (loss) income:
Foreign currency translation adjustment	$237	$(196)	$(180)	$154
Unrealized gain (loss) on marketable securities, net	12	(8)	4	(12)
Total comprehensive loss	$(3,808)	$(3,641)	$(8,050)	$(3,707)

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended July 31,
	2024	2023
Operating activities:
Net loss	$(7,874)	$(3,849)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	5,814	9,089
Bad debt expense	363	602
Stock-based compensation expense	24,398	22,577
Amortization of operating lease right-of-use assets	4,265	4,611
Other, net	481	184
Changes in operating assets and liabilities:
Accounts receivable	62,021	54,943
Prepaid expenses and other current assets	(3,231)	(538)
Costs to obtain revenue contracts	7,619	6,554
Other long term assets	215	726
Accounts payable, accrued expenses and other current liabilities	(4,649)	(14,158)
Unearned revenue	(56,370)	(55,324)
Operating lease liabilities	(5,742)	(5,848)
Other long term liabilities	350	141
Net cash provided by operating activities	27,660	19,710
Investing activities:
Capital expenditures	(1,192)	(1,567)
Net cash used in investing activities	(1,192)	(1,567)
Financing activities:
Proceeds from exercise of stock options	791	8,610
Repurchase of common stock	(201)	(10,996)
Payments for taxes related to net share settlement of stock-based compensation awards	(3,781)	(7,750)
Payments of deferred financing costs	(659)	(301)
Proceeds, net from employee stock purchase plan withholdings	1,842	2,176
Net cash used in financing activities	(2,008)	(8,261)
Effect of exchange rate changes on cash and cash equivalents	179	431
Net increase in cash and cash equivalents	24,639	10,313
Cash and cash equivalents at beginning of period	210,184	190,214
Cash and cash equivalents at end of period	$234,823	$200,527

EXHIBIT 99.2
YEXT, INC.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2024	2023	2024	2023
GAAP net loss to Adjusted EBITDA:
GAAP net loss	$(4,057)	$(3,437)	$(7,874)	$(3,849)
Interest (income) expense, net	(2,271)	(1,752)	(4,239)	(3,213)
(Benefit from) provision for income taxes	(1,442)	661	(1,221)	982
Depreciation and amortization	2,851	4,420	5,814	9,089
Other expense (income), net	204	297	342	617
Stock-based compensation expense	12,333	11,565	24,398	22,577
Acquisition-related costs	2,169	—	2,169	—
Adjusted EBITDA	$9,787	$11,754	$19,389	$26,203

GAAP net loss as a percentage of revenue	(4.1)%	(3.3)%	(4.1)%	(1.9)%
Adjusted EBITDA margin	10.0%	11.5%	10.0%	13.0%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,		Six Months Ended July 31,
	2024	2023	2024	2023
Cost of revenue
GAAP cost of revenue	$22,293	$22,393	$43,839	$43,743
Less: Stock-based compensation expense	(698)	(768)	(1,386)	(1,412)
Non-GAAP cost of revenue	$21,595	$21,625	$42,453	$42,331
GAAP cost of revenue as a % of revenue	23%	22%	23%	22%
Non-GAAP cost of revenue as a % of revenue	22%	21%	22%	21%

Sales and marketing
GAAP sales and marketing	$41,957	$47,591	$85,211	$91,587
Less: Stock-based compensation expense	(3,155)	(4,067)	(5,906)	(7,886)
Non-GAAP sales and marketing	$38,802	$43,524	$79,305	$83,701
GAAP sales and marketing as a % of revenue	43%	46%	44%	45%
Non-GAAP sales and marketing as a % of revenue	40%	42%	41%	41%

Research and development
GAAP research and development	$18,580	$18,890	$35,639	$35,643
Less: Stock-based compensation expense	(2,607)	(2,768)	(5,390)	(5,563)
Non-GAAP research and development	$15,973	$16,122	$30,249	$30,080
GAAP research and development as a % of revenue	19%	18%	18%	18%
Non-GAAP research and development as a % of revenue	16%	16%	16%	15%

General and administrative
GAAP general and administrative	$22,623	$17,955	$42,180	$36,541
Less: Stock-based compensation expense	(5,873)	(3,962)	(11,716)	(7,716)
Less: Acquisition-related costs	(2,169)	—	(2,169)	—
Non-GAAP general and administrative	$14,581	$13,993	$28,295	$28,825
GAAP general and administrative as a % of revenue	23%	18%	22%	18%
Non-GAAP general and administrative as a % of revenue	15%	14%	15%	14%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,		Six Months Ended July 31,
	2024	2023	2024	2023
Gross profit
GAAP gross profit	$75,594	$80,205	$150,038	$158,308
Plus: Stock-based compensation expense	698	768	1,386	1,412
Non-GAAP gross profit	$76,292	$80,973	$151,424	$159,720
GAAP gross margin	77.2%	78.2%	77.4%	78.4%
Non-GAAP gross margin	77.9%	78.9%	78.1%	79.0%

Operating expenses
GAAP operating expenses	$83,160	$84,436	$163,030	$163,771
Less: Stock-based compensation expense	(11,635)	(10,797)	(23,012)	(21,165)
Less: Acquisition-related costs	(2,169)	—	(2,169)	—
Non-GAAP operating expenses	$69,356	$73,639	$137,849	$142,606
GAAP operating expenses as a percentage of revenue	85%	82%	84%	81%
Non-GAAP operating expenses as a percentage of revenue	71%	72%	71%	71%

Income/Loss from operations
GAAP loss from operations	$(7,566)	$(4,231)	$(12,992)	$(5,463)
Plus: Stock-based compensation expense	12,333	11,565	24,398	22,577
Plus: Acquisition-related costs	2,169	—	2,169	—
Non-GAAP income from operations	$6,936	$7,334	$13,575	$17,114
GAAP operating margin	(8)%	(4)%	(7)%	(3)%
Non-GAAP operating margin	7%	7%	7%	8%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended July 31,
	2024	2023
GAAP net loss	$(4,057)	$(3,437)
Plus: Stock-based compensation expense	12,333	11,565
Plus: Acquisition-related costs	2,169	—
Plus: Amortization of acquired intangibles	—	—
Less: Tax adjustment(1)	(3,693)	—
Non-GAAP net income	$6,752	$8,128

GAAP net loss per share attributable to common stockholders, basic	$(0.03)	$(0.03)
Non-GAAP net income per share attributable to common stockholders, basic	$0.05	$0.07

GAAP net loss per share attributable to common stockholders, diluted	$(0.03)	$(0.03)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.05	$0.06

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders
Basic	126,535,481	124,358,526
Diluted	126,535,481	124,358,526
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	126,535,481	124,358,526
Diluted	127,398,986	129,055,719

	Three months ended July 31,
	2024	2023
GAAP net loss as a percentage of revenue	(4.1)%	(3.3)%
Plus: Stock-based compensation expense	12.6%	11.2%
Plus: Acquisition-related costs	2.2%	—%
Plus: Amortization of acquired intangibles	—%	—%
Less: Tax adjustment(1)	(3.8)%	—%
Non-GAAP net income as a percentage of revenue	6.9%	7.9%

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Six months ended July 31,
	2024	2023
GAAP net loss	$(7,874)	$(3,849)
Plus: Stock-based compensation expense	24,398	22,577
Plus: Acquisition-related costs	2,169	—
Plus: Amortization of acquired intangibles	—	—
Less: Tax adjustment(1)	(5,589)	—
Non-GAAP net income	$13,104	$18,728

GAAP net loss per share attributable to common stockholders, basic	$(0.06)	$(0.03)
Non-GAAP net income per share attributable to common stockholders, basic	$0.10	$0.15

GAAP net loss per share attributable to common stockholders, diluted	$(0.06)	$(0.03)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.10	$0.15

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders
Basic	125,967,631	123,821,653
Diluted	125,967,631	123,821,653
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	125,967,631	123,821,653
Diluted	127,130,771	128,194,669

	Six months ended July 31,
	2024	2023
GAAP net loss as a percentage of revenue	(4.1)%	(1.9)%
Plus: Stock-based compensation expense	12.7%	11.2%
Plus: Acquisition-related costs	1.1%	—%
Plus: Amortization of acquired intangibles	—%	—%
Less: Tax adjustment(1)	(2.9)%	—%
Non-GAAP net income as a percentage of revenue	6.8%	9.3%

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended July 31,
Constant Currency Revenue	2024	2023	Growth Rates
Revenue (GAAP)	$97,887	$102,598	(5)%
Effects of foreign currency rate fluctuations	(70)
Revenue on a constant currency basis (Non-GAAP)	$97,817		(5)%

	Six months ended July 31,
	2024	2023	Growth Rates
Revenue (GAAP)	$193,877	$202,051	(4)%
Effects of foreign currency rate fluctuations	(394)
Revenue on a constant currency basis (Non-GAAP)	$193,483		(4)%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)

	July 31,		Variance
	2024	2023	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$313,392	$327,212	$(13,820)	(4)%
Third-Party Reseller Customers	68,361	70,502	(2,141)	(3)%
Total Annual Recurring Revenue	$381,753	$397,714	$(15,961)	(4)%

	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024	Oct. 31, 2023	Jul. 31, 2023
Annual Recurring Revenue Trend
Direct Customers	$313,392	$312,060	$315,594	$326,625	$327,212
Third-Party Reseller Customers	68,361	70,528	71,784	70,201	70,502
Total Annual Recurring Revenue	$381,753	$382,588	$387,378	$396,826	$397,714

	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024	Oct. 31, 2023	Jul. 31, 2023
Dollar-Based Net Retention Rate
Direct Customers	91%	91%	91%	97%	98%
Third-Party Reseller Customers	94%	94%	95%	95%	92%
Total Customers	91%	91%	92%	96%	97%

Note: Numbers rounded for presentation purposes and may not sum.